Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Prospectus constituting a part of Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated June 3, 2011, relating to the financial statements of WPH Boston, LLC as of December 31, 2010 and 2009 and for the years then ended, which is incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado
August 26, 2011